EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary Jurisdiction of Incorporation or Organization

Biofrontera Bioscience GmbH	Germany
Biofrontera Pharma GmbH	Germany
Biofrontera Development GmbH	Germany
Biofrontera Neuroscience GmbH	Germany
Biofrontera AG	United States